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VIASYS HEALTHCARE INC.

227 Washington Street, Suite 200
Conshohocken, PA 19428

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2003

To our stockholders:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of VIASYS Healthcare Inc. (the "Company") will be held at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Wednesday, May 7, 2003, at 9:30 a.m. local time, for the following purposes:

  1.
  To elect two members to the Board of Directors.

  2.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

        Only stockholders of record at the close of business on April 4, 2003, the record date, are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

                      By Order of the Board of Directors,

                      Martin P. Galvan
                      Senior Vice President and Secretary

April 7, 2003

        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

VIASYS HEALTHCARE INC.

227 Washington Street, Suite 200
Conshohocken, PA 19428

PROXY STATEMENT

        This Proxy Statement is being furnished to the stockholders of VIASYS Healthcare Inc., a Delaware corporation (the "Company"), in connection with the 2003 Annual Meeting of Stockholders of the Company, to be held on May 7, 2003, and any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at The Philadelphia West Marriott, 111 Crawford Avenue, West Conshohocken, Pennsylvania at 9:30 a.m. local time. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about April 7, 2003.

        Execution and return of the enclosed proxy card are being solicited by and on behalf of the Board of Directors of the Company (the "Board"). The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company, both in person and by mail, telephone, telefax and other methods of communication. The Company may employ an outside firm to assist in the solicitation of proxies and the cost, if any, for such services will be paid by the Company.

VOTING AT THE ANNUAL MEETING

Record Date; Proxies; Vote Required

        Only stockholders of record at the close of business on April 4, 2003 (the "Record Date") are entitled to vote at the Annual Meeting. As of March 28, 2003, the Company had outstanding 26,320,520 shares of common stock, $.01 par value (the "Common Stock"). The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock owned of record by such stockholder on the Record Date with respect to each matter to be voted on at the Annual Meeting.

        All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted by the proxy agents as recommended by the Board. A stockholder may revoke his or her proxy at any time before it is exercised by written notice to the Secretary of the Company, by delivery of a later-dated signed proxy or by voting in person at the Annual Meeting.

        Election as a director requires a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of votes cast by the stockholders entitled to vote thereon is required to take action unless a greater percentage is required by the Company's Amended and Restated Certificate of Incorporation or By-laws.

        With regard to the election of directors, votes may be cast in favor of or against a nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. For the purpose of determining the number of votes cast for approval of other matters to be voted on at the Annual Meeting, only those cast "for" or "against" are included. Abstentions may be specified on any proposals other than the election of directors and will be counted as shares that are present for purposes of determining a quorum, but will have the effect of a negative vote. With regard to proposals other than the election of directors, broker non-votes will not be counted as shares that are present for purposes of determining a quorum and will have no effect on the outcome of such proposals, if any. "Broker non-votes" occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of March 28, 2003 certain information with respect to the beneficial ownership of Common Stock (the only voting class outstanding) (i) by each of the Named Executive Officers, (ii) by each director, (iii) by each person known to the Company to own beneficially five percent or more of its outstanding Common Stock and (iv) by all executive officers and directors as a group.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Class Beneficially Owned
Randy H. Thurman	656,935	(2)	2.5
Stephen P. Connelly	35,491	(3)	*
Martin P. Galvan	45,029	(4)	*
William B. Ross	157,940	(5)	*
Gerald G. Brew	53,929	(6)	*
Edward Pulwer	33,535	(7)	*
Ronald A. Ahrens	15,081	(8)	*
David W. Golde	10,081	(9)	*
Kirk E. Gorman	13,081	(10)	*
Mary J. Guilfoile	20,081	(11)	*
Robert W. O'Leary	16,980	(12)	*
Wellington Management Company, LLP	3,669,503	(13)	14.0
The Governor and Company of the Bank of Ireland	3,444,492	(14)	13.1
Cramer Rosenthal McGlynn, LLC	1,911,000	(15)	7.3
All Directors and Officers as a Group (14 persons)	1,058,163	(16)	4.0

*
Less than one percent (1%)

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of March 28, 2003 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Includes options to purchase 649,935 shares of Common Stock.

(3)
Includes options to purchase 32,496 shares of Common Stock.

(4)
Includes options to purchase 43,329 shares of Common Stock.

(5)
Includes options to purchase 150,456 shares of Common Stock.

(6)
Includes options to purchase 48,633 shares of Common Stock.

(7)
Includes options to purchase 32,496 shares of Common Stock.

(8)
Includes options to purchase 10,081 shares of Common Stock.

(9)
Includes options to purchase 10,081 shares of Common Stock.

(10)
Includes options to purchase 10,081 shares of Common Stock.

(11)
Includes options to purchase 10,081 shares of Common Stock.

(12)
Includes options to purchase 10,081 shares of Common Stock. All of the shares are owned by The O'Leary Family Trust, of which Mr. O'Leary is a beneficial owner.

(13)
Based on a Schedule 13G/A, dated February 14, 2003, filed with the Securities and Exchange Commission by Wellington Management Company, LLP, a registered investment advisor ("Wellington"), with respect to beneficial ownership of 3,669,503 shares. Wellington has shared voting power over 2,987,501 of these shares and shared dispositive power over all of the shares. The principal business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(14)
Based on a Schedule 13G/A, dated February 10, 2003, filed with the Securities and Exchange Commission by The Governor and Company of the Bank of Ireland (the "Bank of Ireland"), and includes shares owned by The Bank of Ireland, IBI Interfunding ("IBI"), BancIreland/First Financial, Inc. ("BancIreland"), BIAM (US) Inc. ("BIAM"), Iridian Asset Management LLC ("Iridian"), COLE Partners LLC ("COLE"), Iridian Partners Fund, L.P. ("Iridian Partners"), Iridian Investors, L.P. ("Iridian Investors"), Iridian Private Business Value Equity Fund, L.P. ("Iridian Private Business"), David Cohen and Harold J. Levy, with respect to 3,469,492 shares. The Bank of Ireland shares voting and dispositive power over 2,971,538 of the shares. Messrs. Cohen and Levy share voting and dispositive power over 3,444,492 shares and have sole voting and dispositive power with respect to, in the case of Mr. Cohen, 3,454,492 shares and, in the case of Mr. Levy, 3,469,492 shares. Iridian has direct beneficial ownership of the shares of Common Stock in the accounts which it manages. In addition, Iridian is the investment adviser for Iridian Partners, Iridian Investors and Iridian Private Business. In such capacity, Iridian has the right to vote and direct the disposition of shares of Common Stock held by such entities and, consequently, has beneficial ownership of such shares. BIAM, as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by Iridian. BancIreland, as the sole shareholder of BIAM, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BIAM. IBI, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of IBI, may be deemed to possess beneficial ownership of the shares of Common Stock beneficially owned by IBI. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of shares of Common Stock beneficially owned by Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. COLE, as the sole general partner of Iridian Partners, Iridian Investors and Iridian Private Business, may be deemed to own beneficially shares of Common Stock that Iridian Partners, Iridian Investors and Iridian Private Business may be deemed to possess direct beneficial ownership of. Iridian, as the sole member of COLE, may be deemed to possess beneficial ownership of the shares of Common Stock that are beneficially owned by COLE. Messrs. Cohen and Levy, by virtue of their ability to exercise voting and dispositive power over the shares of Common Stock beneficially owned by First Eagle Fund of America (pursuant to their employment with Arnold & S. Bleichroeder Advisers, Inc., which acts as the investment adviser to First Eagle) may be deemed to possess beneficial ownership of such shares. Messrs. Cohen and Levy disclaim beneficial ownership of such shares for all other purposes. The principal business address of Bank of Ireland and IBI is Lower Baggot Street, Dublin 2, Ireland. The principal business address of BancIreland is Junction Marketplace #27, 1011 N. Main Street, White River Junction, Vermont 05501. The principal business address of BIAM is Liberty Park #15, 282 Route 101, Amherst, New Hampshire 03110. The principal business address of Iridian, COLE, Iridian Partners, Iridian Investors, Iridian Private Business, Messrs. Cohen and Levy is c/o Iridian Asset Management LLC, 276 Post Road West, Westport, Connecticut 06880-4704.

(15)
Based on a Schedule 13G, dated January 10, 2003, filed with the Securities and Exchange Commission by Cramer Rosenthal McGlynn, LLC ("Cramer") with respect to beneficial ownership of 1,911,000 shares of Common Stock. Cramer has sole voting power with respect to 1,179,700 of the shares, sole dispositive power with respect to 1,205,100 of the shares, and shared voting and dispositive power with respect to 705,900 of the shares. The principal business address of Cramer is 520 Madison Avenue, New York, New York 10022.

(16)
Includes options to purchase 1,007,750 shares of Common Stock.

I. ELECTION OF DIRECTORS

        The Company's Amended and Restated Certificate of Incorporation provides that the Board shall consist of not less than three directors, with the exact number to be determined in the manner prescribed in the By-laws of the Company. The Board is classified into three classes with staggered terms, Class I, Class II and Class III. No one class is to have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided by resolution of the Board.

        At December 28, 2002, the Board consisted of six directors, Randy H. Thurman, Ronald A. Ahrens, David W. Golde, Kirk E. Gorman, Mary J. Guilfoile and Robert W. O'Leary. The directorships expiring this year are the Class II directorships, presently filled by Mr. Ahrens and Ms. Guilfoile. The Board has nominated Mr. Ahrens and Ms. Guilfoile for election as directors at the Annual Meeting to serve until the 2006 annual meeting of stockholders, until such director's successor has been elected and qualified or until their earlier resignation, death or removal. Each nominee is currently a director of the Company.

        Each nominee has expressed their willingness to serve as a director if elected, and the Company knows of no reason why any nominee would be unable to serve. The persons named as proxy agents in the enclosed proxy card intend (unless instructed otherwise by a stockholder) to vote for the election of Mr. Ahrens and Ms. Guilfoile. If a nominee is unable to serve as a director, the proxy agents intend to vote any alternative nominee designated by the Board. Alternatively, the Board may decide to reduce the number of directors.

The Board of Directors unanimously recommends a vote FOR each nominee.

        Set forth below is certain information with respect to each individual currently serving as a director of the Company, including each nominee.

Class II—Nominees for Terms Continuing Through the 2006 Annual Meeting

        Ronald A. Ahrens has served as a director of the Company since November 2001. Mr. Ahrens, a retired senior executive, has served since 1995 as an advisor to Merck & Company, Inc., a pharmaceutical company. From 1991 to 1995, Mr. Ahrens served as the President of Merck Consumer Healthcare Group Worldwide. Mr. Ahrens is Chairman of the Board of Directors of Closure Medical Corporation, a developer of proprietary and patented medical devices.

        Mary J. Guilfoile has served as a director of the Company since November 2001. Since October 2002, Ms. Guilfoile has served as Chairman of MG Advisors, Inc. From August 2001 to September 2002, Ms. Guilfoile served as the Chief Administrative Officer and Executive Vice President of the investment banking subsidiary of JPMorgan Chase & Co. From August 2000 to July 2001, Ms. Guilfoile served as Corporate Treasurer of JPMorgan Chase & Co. From March 1996 until July 2000, Ms. Guilfoile served as Chief Financial Officer of the Beacon Group LLC, a private investment and wealth management partnership. Ms. Guilfoile has also been a partner of the Beacon Group LP since 1997. From 1986 to March 1996, Ms. Guilfoile was employed by Chase Manhattan Bank, where she was a Managing Director since 1989.

Class I—Directors with Terms Continuing Through the 2005 Annual Meeting

        David W. Golde, M.D. has served as a Director of the Company since November 2001. Dr. Golde is the Enid A. Haupt Chair of Hematologic Oncology at Memorial Sloan-Kettering Cancer Center. From 1996 through February 2002, he served as Physician-in-Chief and as a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center. Dr. Golde is Professor of Medicine Emeritus at the UCLA School of Medicine and Professor of Medicine at Cornell University

Weill Medical College. Since 1992, Dr. Golde is also Professor of Pharmacology at the Cornell University Graduate School of Medical Sciences. Dr. Golde is a member of the Board of Directors of Enzon, Inc.

        Kirk E. Gorman has served as a director of the Company since November 2001. From 1987 to March 2003, Mr. Gorman was employed by Universal Health Services Inc., a health care provider, where he was Senior Vice President and Chief Financial Officer since 1992 and Vice President and Treasurer since 1987.

Class III—Directors with Terms Continuing Through the 2004 Annual Meeting

        Randy H. Thurman has served as our Chief Executive Officer since April 2001 and became our Chairman upon the distribution of our common stock by Thermo Electron Corporation. From 1996 to April 2001, Mr. Thurman served as Chairman and Chief Executive Officer of Strategic Reserves LLC, a privately held company providing funding and strategic direction to healthcare technology companies. From 1993 to 1996, Mr. Thurman was Chairman and CEO of Corning Life Sciences Inc., which focused on clinical laboratory testing, pharmaceutical contract research and esoteric reference testing. From 1984 to 1993, Mr. Thurman held various positions at Rhone-Poulenc Rorer Pharmaceuticals, Inc., a global pharmaceutical company, ultimately as its President. Mr. Thurman also serves as lead director of ICN Pharmaceuticals, Inc. and as a director of Closure Medical Corporation.

        Robert W. O'Leary has served as a director of the Company since June 2001. Since June 2002, Mr. O'Leary has served as Chairman and Chief Executive Officer of ICN Pharmaceuticals, Inc. Mr. O'Leary has also been the Chairman and Chief Executive Officer of The Sagamore Group, a firm specializing in spin-offs and corporate reorganizations in the service sector, since March 2001. From July 2000 until October 2000, Mr. O'Leary was President and Chief Executive Officer of PacifiCare Health Systems, Inc., a managed health services company. From 1995 until July 2000, Mr. O'Leary was the Chairman and Chief Executive Officer of Premier Inc., a strategic alliance of not-for-profit health care and hospital systems. From 1990 to 1995, Mr. O'Leary was the Chairman and Chief Executive Officer of American Medical International, Inc., a world-wide hospital management company. Mr. O'Leary is also a director of Smiths Group PLC and Thermo Electron Corporation.

MATTERS CONCERNING DIRECTORS

Committees of the Board of Directors

        The Board has an Audit Committee and a Compensation Committee. During the fiscal year ended December 28, 2002, five meetings of the full Board were held. During the same period, the Audit Committee held eight meetings and the Compensation Committee held two meetings. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the Board and the committees of which he or she was a member.

        The members of the Audit Committee are Kirk E. Gorman, David W. Golde and Mary J. Guilfoile. The authority of the Audit Committee is set forth in more detail in its Charter, which includes selecting, evaluating and, where appropriate, replacing the accountants to be engaged as the Company's independent auditors, reviewing the fees received by and relationships between the independent auditors and the Company, reviewing the results of the audit and other services provided by the independent auditors and reviewing with the independent auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's accounting and financial controls.

        The Board of Directors has determined that all of the members of the Audit Committee meet the independence and financial literacy requirements of the New York Stock Exchange listing standards. Also, as the Company continues to implement the requirements of the Sarbanes-Oxley Act of 2002 and the proposed changes to the New York Stock Exchange listing standards, the Company expects that the

Board will determine that either Mr. Gorman or Ms. Guilfoile, or both of them, would qualify as "audit committee financial experts," as defined by the SEC.

        The members of the Compensation Committee are Ronald A. Ahrens, Mary J. Guilfoile and Robert O'Leary. The Compensation Committee has authority, as delegated by the Board, to exercise all duties of the Board in matters relating to executive compensation for executives and key employees and oversight of all stock option and other incentive plans of the Company, subject to the terms of such plans.

Compensation of Directors

        Currently, non-employee directors receive at the time of each Annual Meeting options to purchase 7,500 shares of Common Stock, a fee of $1,500 per regular board meeting attended in person, $750 per regular meeting attended by telephone and $750 per committee meeting. The chairperson of each committee of the Board receives $1,500 per committee meeting attended, whether attended in person or by telephone. In May 2002, the Company granted to each of Ronald A. Ahrens, David W. Golde, Kirk W. Gorman, Mary J. Guilfoile and Robert O'Leary an option to purchase 7,500 shares of the Common Stock at an exercise price of $19.70 per share. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as board members.

Compensation Committee Interlocks and Insider Participation

        Randy H. Thurman serves as Chairman of the Compensation Committee of ICN Pharmaceuticals, Inc. Robert W. O'Leary, a member of our Compensation Committee, has served as President and Chief Executive Officer of ICN since June 2002. No other executive officer has served as a director or member of the Compensation Committee, or other committee serving an equivalent function, of any entity whose executive officers serve as a member of the Compensation Committee of the Board. Prior to the formation of the Compensation Committee, the full Board made all decisions regarding executive officer compensation and the granting of stock options.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee is currently comprised of three independent directors. As members of the Compensation Committee, it is our responsibility to determine with management the most effective total executive compensation strategy based on the Company's business and consistent with stockholders' interests. Our principal responsibilities include reviewing the Company's overall compensation practices, recommending compensation for executives and key employees and making recommendations to the Board of Directors with respect to major compensation and benefit programs.

        The compensation packages for our executive officers are designed to attract and retain top quality management and to encourage them to contribute to both the Company's short-term and long-term goals. In addition, the Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies.

        The basic components of the Company's compensation packages for executive officers include the following:

  •
  Base Salary;

  •
  Bonuses;

  •
  Stock Options; and

  •
  Benefits.

        Each executive officer's compensation package contains a mix of these components and is intended to provide a level of compensation competitive in the industry. An analysis of the compensation packages of its senior executives will be commissioned by the Compensation Committee in 2003 to ensure that its compensation levels and benefits are commensurate with those offered to senior executives at companies of comparable size and development in similar industries. Certain of our executive officers have executive employment agreements, which include severance payments in the event of termination of the executive's employment without cause or termination by the executive of his employment under certain circumstances. See "Employment and Change of Control Agreements."

        With respect to base salaries of the Named Executive Officers, during 2002 the Compensation Committee accepted the Chief Executive Officer's recommendation that the base salaries of Messrs. Connelly, Galvan and Pulwer be increased by $65,000, $40,000 and $30,000 to $275,000, $265,000 and $200,000, respectively. With respect to Mr. Connelly, the increase was an annual performance raise and additional compensation for his assumption of the role of President and Chief Operating Officer. With respect to Mr. Galvan, the increase was an annual performance raise and compensation for his assumption of increased duties as the Company's Director of Investor Relations. With respect to Mr. Pulwer, the increase was an annual performance raise and compensation for his assumption of the role of President of the Company's Critical Care Group.

        Bonuses are awarded under a management incentive plan approved by the Compensation Committee. The plan establishes a targeted bonus as a percentage of salary for an executive officer. This target is comprised of several components, each of which is given a weight that is applied to the specific component of the targeted bonus. The components are earnings per share, business unit performance and individual objectives. An executive can earn from 0% to 200% of each component of the targeted bonus based on performance. Each year the Board sets a minimum earnings per share goal that if not met will result in no bonuses being awarded. This insures an appropriate focus on stockholder value. In 2002, the minimum earning per share goal was not met and consequently, no bonuses were awarded.

        The granting of stock options and other equity-based awards aligns the long-term interests of each officer with the interests of our stockholders and provides long-term incentives for the individual officer to remain with us. All employees, including executive officers, are eligible for discretionary grants, which are generally based on either individual or corporate performance. In lieu of his receipt of options granted to certain of the Company's executive officers in 2001 in connection with the spin-off from Thermo Electron Corporation (the "Spin-off"), Mr. Thurman was granted in May 2002 options to purchase 130,000 shares of Common Stock. Also in May 2002, the Compensation Committee approved a payment of $258,529 to William B. Ross, the Company's former Chief Operating Officer. This payment was made to satisfy a commitment made by Thermo Electron Corporation prior to the Spin-off to grant Mr. Ross 12,500 shares of restricted stock on November 15, 2001, the date of the Spin-off. The payment was based on the market price of the stock on April 30, 2002. In addition, in November 2002, the Board granted to Messrs. Connelly, Galvan and Pulwer options to purchase 100,000, 20,000 and 25,000 shares of Common Stock, respectively. Each of these grants vests one third each year until fully vested, beginning on the first anniversary of the date of grant.

        Benefits offered to our executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to our executive officers are substantially the same as those offered to all of our regular employees.

                      COMPENSATION COMMITTEE

                      Ronald A. Ahrens, Chairman
                      Mary J. Guilfoile
                      Robert O'Leary

February 13, 2003

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information regarding compensation earned by the Company's Chief Executive Officer and the five other most highly paid executive officers for the three-year period ended December 28, 2002 (the "Named Executive Officers").

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		Securities Underlying Options	All Other Compensation($)(1)
Randy H. Thurman Chairman and Chief Executive Officer	2002 2001 2000	500,000 346,158 —	— 350,000 —	137,000 — —	(2)	130,000 910,000 —	— — —
Stephen P. Connelly President and Chief Operating Officer	2002 2001 2000	219,057 68,654 —	— 35,000 —	— — —		100,000 97,500 —	8,573 — —
Martin P. Galvan Senior Vice President and Chief Financial Officer	2002 2001 2000	233,847 115,096 —	— 150,000 —	— — —		20,000 130,000 —	— — —
William B. Ross (3) Executive Vice President	2002 2001 2000	281,539 272,023 225,000	— 500,000 185,000	270,529 — —	(4)	— 227,500 —	9,000 7,650 4,104
Gerald G. Brew Executive Vice President, VIASYS and President, VIASYS NeuroCare	2002 2001 2000	192,500 192,212 184,154	— 245,000 112,650	— — —		— 97,500 —	5,500 2,249 3,850
Edward Pulwer Executive Vice President, VIASYS and President, VIASYS Critical Care	2002 2001 2000	173,500 157,008 140,682	— 82,500 75,000	— — —		25,000 97,500 —	9,000 7,650 7,554

(1)
The amounts disclosed represent Company contributions under the Company's 401(k) Plan on behalf of the Named Executive Officer.

(2)
$125,000 of this amount represents the amount of loan forgiveness on the Promissory Note issued to the Company by Mr. Thurman (see "Employment and Change of Control Agreements" and "Related Transactions").

(3)
On December 1, 2002, Mr. Ross resigned as an executive officer of the Company.

(4)
The Company agreed to pay Mr. Ross $258,529, less applicable tax withholdings, subject to his ongoing obligations to the Company. This payment satisfied the Company's obligation to issue restricted stock in connection with the spin-off of the Company from Thermo Electron Corporation.

Stock Options

        The following table sets forth certain information concerning grants of stock options made during 2002 to the Named Executive Officers.

Option Grants in Last Fiscal Year

	Individual Grants
			Percent Of Total Options Granted To Employees In Fiscal Year			Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number Of Securities Underlying Options Granted
Name				Exercise Price ($/Sh)	Expiration Date
						5% ($)	10% ($)
Randy H. Thurman	130,000	(1)	18.73%	19.70	05/08/12	1,610,599	4,081,574
Stephen P. Connelly	100,000	(2)	14.41%	16.37	11/21/12	1,029,501	2,608,956
Martin P. Galvan	20,000	(2)	2.88%	16.37	11/21/12	205,900	521,791
William B. Ross	—		—	—	—	—	—
Gerald G. Brew	—		—	—	—	—	—
Edward Pulwer	25,000	(2)	3.60%	16.37	11/21/12	257,375	652,239

(1)
The options were granted on May 9, 2002 and vest one third each year until fully vested, beginning on the first anniversary of the date of grant.

(2)
The options were granted on November 22, 2002 and vest one third each year until fully vested, beginning on the first anniversary of the date of grant.

Option Exercises and Fiscal Year-End Values

        The following table summarizes the value of vested and unvested options for the Named Executive Officers at December 28, 2002. Year-end values are based upon a price of $14.80 per share, which was the closing market price of a share of Common Stock on December 27, 2002, the last trading day of our fiscal year. There were no option exercises during fiscal year 2002 by any Named Executive Officer.

Aggregate Fiscal Year-End Option Values

	Number Of Securities Underlying Unexercised Options At Fiscal Year-End		Value Of Unexercised In-The-Money Options At Fiscal Year-End
Name
	Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
Randy H. Thurman	303,303	736,697	172,883	345,817
Stephen P. Connelly	32,496	165,004	18,523	37,052
Martin P. Galvan	43,329	106,671	24,698	49,402
William B. Ross	150,456	158,216	310,674	101,761
Gerald G. Brew	47,008	77,755	51,501	78,786
Edward Pulwer	32,496	90,004	18,523	37,052

Employment and Change of Control Agreements

Employment Agreement with Randy H. Thurman

        The Company entered into an amended and restated employment agreement with Randy H. Thurman, effective as of November 19, 2002. The term of this agreement continues until November 15, 2004. Under this agreement Mr. Thurman is entitled to receive an annual base salary of $500,000, an annual cash incentive bonus and other benefits.

        Mr. Thurman did not receive an annual cash incentive bonus for 2002. His annual cash incentive bonus for the ensuing years will be an amount equal to:

  •
  80% of his base salary, or such higher percentage that the Board in its discretion may determine, prorated for any partial calendar year of service, multiplied by

  •
  a factor ranging from zero to two, determined in accordance with subjective and objective standards established by the Board for such year.

        In connection with the prior amendment to Mr. Thurman's employment agreement on September 24, 2001, the Company loaned the principal amount of $500,000 to Mr. Thurman pursuant to a promissory note (the "Note"). So long as Mr. Thurman is employed by the Company on each anniversary of the effective date of his employment agreement, the Company will credit Mr. Thurman with payment of 25% of the outstanding principal amount of the Note on the first four such anniversary dates.

        In the event that Mr. Thurman's employment is terminated due to his death or disability, all options held by Mr. Thurman would become immediately exercisable in full and remain exercisable for one year, the unpaid principal balance of the Note would be forgiven, and Mr. Thurman or his estate, as the case may be, would be entitled to receive:

  •
  his prorated annual cash incentive bonus;

  •
  a lump sum cash payment equal to two times Mr. Thurman's current base salary; and

  •
  the balance, to the extent not previously paid, of any other applicable benefits under the Company's plans or programs, or the Company's contracts or agreements with Mr. Thurman.

        In the event that Mr. Thurman's employment is terminated due to his disability, Mr. Thurman would also receive disability benefits in accordance with any long-term disability program then in effect for the Company's senior executives, continuing medical and dental coverage for up to 18 months and, within 30 days, a lump sum payment of his base salary through the end of the long-term disability program elimination period.

        In the event that Mr. Thurman's employment is terminated by Mr. Thurman for good reason, or by the Company without cause, all options held by Mr. Thurman would become immediately exercisable in full and remain exercisable for one year, the unpaid principal balance of the Note would be forgiven and Mr. Thurman would be entitled to receive:

  •
  his prorated annual cash incentive bonus;

  •
  a lump sum cash payment, within 90 days, in an amount equal to two times the sum of (i) his annual base salary in effect at the date of the termination and (ii) his most recent annual cash incentive bonus; and

  •
  the balance, to the extent not previously paid, of any other applicable benefits under the Company's plans or programs, or the Company's contracts or agreements with Mr. Thurman.

        In the event that Mr. Thurman resigns without good reason, or his employment is terminated by the Company for cause, his stock options would immediately cease to vest, vested options would remain exercisable for three months and unvested options would be forfeited to the Company and cancelled. Mr. Thurman would receive his then current prorated base salary through the date of termination. Good reason is defined to include, among other things, a reduction in Mr. Thurman's base salary, his removal as Chairman of the Board or Chief Executive Officer, or significant reduction in employment responsibilities. Following termination of employment for any reason other than as a result of the expiration of the then current term of his employment, Mr. Thurman has agreed not to compete with the Company or solicit its employees or customers for one year.

        In the event that Mr. Thurman's employment is terminated within six months prior to or 18 months following a change in control (as defined in his executive retention agreement, which is summarized below under the caption "Executive Retention Agreements"), he would be entitled to receive either the benefits under his employment agreement or the benefits under his executive retention agreement.

Employment Agreement with Stephen P. Connelly

        The Company entered into an executive employment agreement with Stephen P. Connelly, commencing August 27, 2001 and ending on August 28, 2004. Under this agreement, Mr. Connelly is entitled to receive an annual base salary of $210,000, an annual cash incentive bonus and other benefits.

        Mr. Connelly did not receive an annual cash incentive bonus for 2002. His annual cash incentive bonus for the ensuing years will be an amount equal to:

  •
  $105,000, prorated for any partial calendar year of service, multiplied by

  •
  a factor ranging from zero to two, determined in accordance with subjective and objective standards established by the Board for such year.

        In connection with the execution of the employment agreement, the Company granted to Mr. Connelly an initial option to purchase 97,500 shares of Common Stock at an exercise price of $14.23 per share, the fair market value of the Common Stock as of the date of grant as determined at the time of grant by J.P. Morgan & Co.

        In the event that Mr. Connelly's employment is terminated due to his death or disability, all options held by Mr. Connelly would become immediately exercisable in full and remain exercisable for one year, and Mr. Connelly or his estate, as the case may be, would be entitled to receive:

  •
  his prorated annual cash incentive bonus; and

  •
  the balance, to the extent not previously paid, of any other applicable benefits under the Company's plans or programs, or the Company's contracts or agreements with Mr. Connelly.

        In the event that Mr. Connelly's employment is terminated due to his disability, Mr. Connelly also would be entitled to receive disability benefits in accordance with any long-term disability program then in effect for the Company's senior executives, continuing medical and dental coverage for up to 12 months and, within 30 days, a lump sum payment of his base salary through the end of the long-term disability program elimination period.

        In the event that Mr. Connelly's employment is terminated by Mr. Connelly for good reason, or by the Company without cause, all options held by Mr. Connelly would become immediately exercisable in full and remain exercisable for one year, and Mr. Connelly would be entitled to receive:

  •
  his prorated annual cash incentive bonus;

  •
  a lump sum payment, within 90 days, in an amount of the sum of his annual base salary in effect at the time of the termination plus the higher of one-half his base salary or Mr. Connelly's most recent annual cash incentive award; and

  •
  the balance, to the extent not previously paid, of any other applicable benefits under the Company's plans or programs, or its contracts or agreements with Mr. Connelly.

        In the event that Mr. Connelly resigns without good reason, or his employment is terminated by the Company for cause, his stock options would immediately cease to vest, vested options would remain exercisable for three months and unvested options would be forfeited to the Company and cancelled. Good reason is defined to include, among other things, a reduction in Mr. Connelly's base salary, his removal from positions of president and chief operating officer, a material reduction in employment responsibilities, or a change in the Company's reporting structure so that Mr. Connelly reports to someone other than the Company's chief executive officer. Following termination of employment for any reason, Mr. Connelly has agreed not to compete with the Company or solicit its employees or customers for one year.

        In the event that Mr. Connelly's employment is terminated within 18 months following a change in control (as defined in his executive retention agreement, which is summarized below under the caption "Executive Retention Agreements"), he would be entitled to the greater of the benefits under his employment agreement or his executive retention agreement.

Employment Agreement with Martin P. Galvan

        The Company entered into an executive employment agreement with Martin P. Galvan, commencing June 11, 2001 and ending on April 16, 2004. Under this agreement, Mr. Galvan is entitled to receive an annual base salary of $225,000, an annual cash incentive bonus and other benefits.

        Mr. Galvan did not receive an annual cash incentive bonus for 2002. His annual cash incentive bonus for the ensuing years will be an amount equal to:

  •
  $112,500, prorated for any partial calendar year of service, multiplied by

  •
  a factor ranging from zero to two, determined in accordance with subjective and objective standards established by the Board for such year.

        In connection with the execution of the employment agreement, the Company granted to Mr. Galvan an initial option to purchase 130,000 shares of Common Stock at an exercise price of $14.23 per share, the fair market value of the Common Stock as of the date of grant as determined at the time of grant by J.P. Morgan & Co.

        If Mr. Galvan continues to be employed by the Company, or by a permitted successor, on April 15, 2004 and the intrinsic value of this option is less than $300,000, the Company or its permitted successor will pay Mr. Galvan an amount equal to the difference between the aggregate intrinsic value of the option on April 15, 2004 and $300,000. If prior to April 15, 2004, Mr. Galvan terminates his employment for good reason or is terminated by the Company for any reason except for cause, and if the aggregate intrinsic value of the vested portion of this option is less than $300,000 on the date of such termination, the Company will pay Mr. Galvan an amount equal to the difference between the value of the vested portion of this option on the date of his termination and $300,000. The Company refers to this payment, as applicable, as a valuation guarantee payment. If Mr. Galvan exercises any portion of this option, any realized gain from such exercises will be added to the aggregate intrinsic value of this option or vested portion of this option, as the case may be, for purposes of calculating the valuation guarantee payment.

        In the event that Mr. Galvan's employment is terminated due to his death or disability, all options held by Mr. Galvan would become immediately exercisable in full and remain exercisable for one year, and Mr. Galvan or his estate, as the case may be, would be entitled to receive:

  •
  his prorated annual cash incentive bonus;

  •
  the valuation guarantee payment, to the extent not previously paid; and

  •
  the balance, to the extent not previously paid, of any other applicable benefits under the Company's plans or programs, or the Company's contracts or agreements with Mr. Galvan.

        In the event that Mr. Galvan's employment is terminated due to his disability, Mr. Galvan also would be entitled to receive disability benefits in accordance with any long-term disability program then in effect for the Company's senior executives, continuing medical and dental coverage for up to 18 months and, within 30 days, a lump sum payment of his base salary through the end of the long-term disability program elimination period.

        In the event that Mr. Galvan's employment is terminated by Mr. Galvan for good reason, or by the Company without cause, all options held by Mr. Galvan would become immediately exercisable in full and remain exercisable for one year, and Mr. Galvan would be entitled to receive:

  •
  his prorated annual cash incentive bonus;

  •
  a lump sum payment, within 90 days, in an amount of one and one-half times the sum of his annual base salary in effect at the time of the termination plus the higher of $112,500 or Mr. Galvan's most recent annual cash incentive award;

  •
  the valuation guarantee payment, to the extent not previously paid; and

  •
  the balance, to the extent not previously paid, of any other applicable benefits under the Company's plans or programs, or its contracts or agreements with Mr. Galvan.

        In the event that Mr. Galvan resigns without good reason, or his employment is terminated by the Company for cause, his stock options would immediately cease to vest, vested options would remain exercisable for three months and unvested options would be forfeited to the Company and cancelled. Good reason is defined to include, among other things, a reduction in Mr. Galvan's base salary, his removal from the positions of senior vice president and chief financial officer, a material reduction in employment responsibilities, or a change in the Company's reporting structure so that Mr. Galvan reports to someone other than the Company's chief executive officer. Following termination of employment for any reason, Mr. Galvan has agreed not to compete with the Company or solicit its employees or customers for one year.

        In the event that Mr. Galvan's employment is terminated within 18 months following a change in control (as defined in his executive retention agreement, which is summarized below under the caption "Executive Retention Agreements"), he would be entitled to the greater of the benefits under his employment agreement or his executive retention agreement.

Executive Retention Agreements

        The Company has entered into agreements with Messrs. Thurman, Connelly and Galvan that provide severance benefits set forth below if there is a change in control of the Company and their employment is terminated by the Company without cause or by the individual for good reason, as those terms are defined in the agreement, within 18 months thereafter. For purposes of these agreements, a change in control exists upon:

  •
  the acquisition by any person of 40% or more of the Company's outstanding common stock or voting securities;

  •
  the failure of the Board to include a majority of directors who are "continuing directors," which term is defined to include directors who were members of the Board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election;

  •
  the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or the sale or other disposition of all or substantially all of the Company's assets unless immediately after the transaction (1) all holders of the Company's common stock immediately prior to such transaction own more than 50% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (2) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or

  •
  approval by the Company's stockholders of a complete liquidation or dissolution.

        These agreements also provide that in the event the executive officer's employment is terminated under the circumstances described above, Messrs. Thurman, Connelly and Galvan would be entitled to a lump sum payment equal to the sum of:

  •
  in the case of Mr. Thurman, three times, and in the case of Messrs. Connelly and Galvan, one and one-half times, the sum of the individual's highest annual base salary and highest annual bonus in any 12-month period during the prior five-year period, plus

  •
  the sum of the individual's base salary through the date of termination plus any compensation previously deferred by the individual, plus

  •
  the product of the annual bonus paid or payable for the most recently completed fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365.

        In addition, the individual would be provided benefits for a period of, in the case of Mr. Thurman, three years, and in the case of Messrs. Connelly and Galvan, one and one-half years, after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all options held by the individual would become immediately exercisable, all of the Company's repurchase rights will lapse in their entirety with respect to all options to purchase common stock, and all shares of restricted common stock that the individual holds as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to, in the case of Mr. Thurman, $40,000, and in the case of Messrs. Connelly and Galvan, $20,000, to be used toward outplacement services. In the event that payments under these agreements are deemed to be so-called "excess parachute payments" under the applicable provisions of the Internal Revenue Code, the individuals would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by such individual with respect to such payment plus the amount of all other additional taxes imposed on such individual that are attributable to the gross-up payment.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board and operates pursuant to a formal written charter. In accordance with the charter, the Audit Committee considered the adequacy of the charter during the fiscal year 2002 and determined that no changes were necessary at the time. All of the members of the Audit Committee are independent directors. In addition, the Audit Committee annually considers and recommends to the Board of Directors the selection of the Company's independent auditors.

        Management is responsible for the Company's internal controls and the financial reporting process, including its system of internal controls, and for preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States. The Company's independent auditors are responsible for auditing those financial statements and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

        In this context, the Committee has met and held discussions with management and the independent auditors. Management has represented to the Committee that the Company's audited financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP ("E&Y") that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with E&Y that firm's independence from the Company and its management. The Audit Committee determined that the provision of services other than audit services by E&Y was compatible with maintaining E&Y's independence.

        The Committee has discussed with the Company's independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        In its oversight function, the Committee relies on the representations of management and the independent auditors and thus does not have an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures, that the Company's financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company's financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that the independent auditors are in fact "independent."

        Based upon the Committee's discussions with management and the independent auditors and the Committee's review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 28, 2002 for filing with the SEC.

                      AUDIT COMMITTEE

                      Kirk E. Gorman, Chairman
                      David W. Golde
                      Mary J. Guilfoile

March 21, 2003

AUDIT AND RELATED FEES

Audit Fees

        Fees for audit services totaled approximately $1.4 million in 2002 and approximately $.4 million in 2001, including fees associated with the annual audit and the reviews of the Company's quarterly reports on Form 10-Q. The increase in fees in 2002 is primarily related to the three-year audit of the Company conducted by Ernst & Young LLP as a consequence of the Company's decision to divest Medical Data Electronics, its patient monitoring business.

Audit Related Fees

        Fees for audit related services totaled $135,400 in 2002 and $57,500 in 2001. Audit related services in 2002 consisted of due diligence in connection with an acquisition and an audit of our employee benefit plan. Audit related services in 2001 included an internal control review at one of the Company's business units.

Tax

        Fees for tax services, including tax consulting, totaled $49,662 in 2002 and $55,000 in 2001.

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly cumulative total stockholder return on the Common Stock with the yearly cumulative total return of the S&P Smallcap 600 Index and the S&P 600 Healthcare Equipment Index for the period beginning on November 7, 2001, the day the Common Stock commenced trading on The New York Stock Exchange, and ending on December 28, 2002. The comparison assumes $100 was invested on November 7, 2001 in the Common Stock and each of the foregoing indices and also assumes reinvestment of all dividends.

	November 7, 2001	December 29, 2001	December 28, 2002
VIASYS HEALTHCARE INC	$100.00	$128.21	$95.98
S&P SMALLCAP 600 INDEX	$100.00	$111.88	$94.59
S&P 600 HEALTH CARE EQUIP	$100.00	$101.32	$90.11

II. OTHER MATTERS

        The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the Company's Common Stock.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations of these persons that no other reports were required, during the year ended December 28, 2002, all of the Company's directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements except as follows: Ronald A. Ahrens filed a Form 4 to report one transaction in August 2002 after the due date of the form, Edward Pulwer, Stephen P. Connelly and Martin P. Galvan each filed a Form 4 to report a November 22, 2002 option grant after the due date of the form, and Thomas Kuhn filed a Form 3 to report his holdings after the due date of the form.

RELATED TRANSACTIONS

        In April 2001, the Company loaned Mr. Thurman a total of $500,000, which bears interest at an annual rate of six percent. The amount currently outstanding under the loan is $375,000. So long as Mr. Thurman is employed by the Company, the Company will credit him with payment of $125,000 of the principal amount of the loan on April 19 of each of 2003, 2004 and 2005. In the event that Mr. Thurman's employment is terminated due to death or disability, by him for good reason or by the Company without cause, the unpaid principal balance of the loan would be forgiven. The terms of the loan have not been amended since its issuance to Mr. Thurman.

INFORMATION CONCERNING INDEPENDENT AUDITORS

        As recommended by the Audit Committee, the Board of Directors on May 9, 2002 decided to no longer engage Arthur Andersen LLP ("Andersen") as the Company's independent public accountants and to engage E&Y to serve as the Company's independent auditors for 2002. Andersen had served as the Company's independent public accountants since the Company's incorporation in 1995.

        Andersen's reports on the Company's consolidated financial statements for the 2001 and 2000 fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's 2001 and 2000 fiscal years and through March 27, 2002 (the date of the Company's Annual Report on Form 10-K for the year ended December 29, 2001), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

        During the fiscal years ended December 29, 2001 and December 28, 2000 and through May 9, 2002, the Company had not consulted with E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        One or more representatives of E&Y will be present at this year's Annual Meeting of Stockholders. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

        Any stockholder proposal to be presented at the Annual Meeting of the Stockholders to be held in 2004 must be received by the Company on or before December 9, 2003 in order to be included in the Proxy Statement relating to the meeting. If a stockholder notifies the Company after February 6, 2004 of an intent to present a proposal at the 2004 Annual Meeting of the Stockholders, the Company may use its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in the Company's proxy statement.

                      By Order of the Board of Directors,

                      Martin P. Galvan
                      Senior Vice President and Secretary

Dated: April 7, 2003

ANNUAL MEETING OF STOCKHOLDERS OF

VIASYS HEALTHCARE INC.

May 7, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\*/ Please detach and mail in the envelope provided. \*/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE FOLLOWING PROPOSALS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of the Nominees as Directors for Terms Continuing through the 2006 Annual Meeting.			THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF VIASYS HEALTHCARE INC.
NOMINEES:
☐	FOR ALL NOMINEES	☐ ☐	Mary J. Guilfoile Ronald A. Ahrens	PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION:
To withhold authority to vote for any individual nominee(s), mark 'FOR ALL EXCEPT' and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY		PROXY
VIASYS HEALTHCARE INC.
Annual Meeting of Stockholders—May 7, 2003
This Proxy is Solicited on Behalf of the Board of Directors
YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

The undersigned hereby appoints Randy H. Thurman and Martin P. Galvan, and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at The Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Wednesday, May 7, 2003 at 9:30 A.M. local time, and at any adjournment thereof, upon all subjects that may properly come before the Annual Meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

The proxies will vote 'FOR' the election of the nominees as Director if the applicable boxes are not marked, and at their discretion on any other matter that may properly come before the Annual Meeting.
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 2003
PROXY STATEMENT
VOTING AT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
I. ELECTION OF DIRECTORS
MATTERS CONCERNING DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
AUDIT AND RELATED FEES
PERFORMANCE GRAPH
II. OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED TRANSACTIONS
INFORMATION CONCERNING INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS